Exhibit 10(a)

PETROLEUM STORAGE SERVICES AGREEMENT

This Petroleum Storage Services Agreement (the “Agreement”) is entered into as of this 18th day of April, 2014 by and between Dunellen, LLC, a Delaware limited liability company (“Operator”) and Sprague Operating Resources LLC, a Delaware limited liability company (the “Customer”). Each of Operator and Customer may also be referred to individually as a “Party” or collectively as “Parties”.

1. Handling and Product. In accordance with the terms and conditions set forth in this Agreement on and after May 1, 2014 for the term of this Agreement, Operator agrees to provide exclusive storage capacity in the amount set forth on Schedule A attached hereto (the “Lease Capacity”) at Operator’s petroleum storage facilities at Operator’s terminal located at 100 Dexter Road, East Providence, Rhode Island (the “Terminal”) together with the nonexclusive use of (x) the Wilkesbarre Pier and associated vessel berth (the “Pier”) and (y) one sixteen inch petroleum pipeline connecting the Pier with the Lease Facility (the “Pipeline”) (collectively, the “Lease Facility”). The Lease Facility includes exclusive use of a loading rack (the “Truck Rack”) with equipment for the loading of the Products (as hereinafter defined) from storage tanks into trucks. Operator shall deliver Terminal free of petroleum products unless Customer purchases the tank bottoms so-called from Operator’s existing tenant, Atlantic Trading & Marketing, Inc. Customer shall purchase from Operator at the fair market value thereof any Products, as hereinafter defined, in the Pipeline. Subject to the provisions of Section 3A hereof, from and after the date which is thirty (30) days after notice from Operator to Customer that it has reached agreement to store and distribute gasoline products (including ethanol or other required gasoline additives) at the Lease Facility for the account of a person other than Customer, Operator shall have the right to store and distribute gasoline products only for itself or for the account of an unrelated person. Operator shall provide the following services to Customer in connection with the storage of the Products:

(a) Receive, handle, unload and store fuel oil, distillates (kerosene, heating oil and heating oil blend stocks) diesel fuel and bio-blended oils not to exceed 50% bio in any storage tank (the “Products”) at the Pier, Pipeline and Lease Facility. Operator agrees that there will be no comingling of Products except for like grades, excluding the downgrade of a reasonable amount of product as a result of using the Pipeline. Unless otherwise directed by the Customer in writing, diesel fuel will be downgraded to heating oil, kerosene to heating oil and heating oil to heating oil blend stocks and/or fuel oil. The Pipeline holds approximately 99,708 gallons of product and requires about 10,000 to 20,000 gallons of interface downgrade. All tanks designated by Operator for Customer’s use shall be in a clean and suitable condition as determined by Customer or Customer’s designated surveyor. All Products received at the Lease Facility shall be sampled and analyzed at the load port or on the arriving vessel and provided to the Operator prior to acceptance of Product receipt. Products not meeting the Product Specifications, as hereinafter defined, will be handled per prior agreement between the Customer and the Operator and will not be considered available for delivery to Customer until Product meets the required Product Specifications. Operator agrees to accept Products not meeting the Product Specifications so long as such Products will be exported through the Pier or can be made conforming for delivery to the Truck Rack by the comingling with other Customer Products or through the use of dyes and additives available at the Terminal. Customer shall be responsible for the cost of treating any non-conforming Products in the Pipeline and for any damage resulting from non-conforming Product being transported through or remaining in the Pipeline.

(b) Deliver the Products from storage tanks into designated trucks or the Pipeline for marine vessels as directed by the Customer in such quantities and upon such reasonable terms as shall be specified by the Customer subject to compliance by any such customer with provisions of the Terminal Access Agreement attached as Appendix B hereto. If the Customer requires ultra-low sulfur diesel to be dyed for purposes of providing its customers with nontaxable “off road” diesel and ultra low sulfur heating oil, Operator shall splash dye the trucks of the designated customers. It shall be Operator’s responsibility to make certain that the Product in each truck that has been splash dyed meets all Internal Revenue Service legal limits for dye content. Operator agrees to notify Customer if the Product in any tank fails to meet the IRS or EPA legal limits for dye and sulfur content and Operator will rectify such deficiency as quickly as possible. Additives for premium ULSD or premium heating oil will be provided as requested by the Customer at the Customer’s expense.

(c) Take daily gauges of Customer’s Products and additives in storage and deliver to Customer at the close of each day by confirmed facsimile, email, electronic data exchange and control services as agreed, or by overnight mail, daily inventory reports in such reasonable form as Customer shall furnish together with original bills of lading, truck tickets and other shipping documents.

(d) Furnish sufficient manpower to perform the services set forth herein for the following times:

With respect to the receipt, handling, loading and unloading of the Products at the Pier, Pipeline and Lease Facility - 24 hours a day, 365 days per year.

With respect to all other services – May 1 through August 31 - Monday through Friday from 5:00 a.m. to 8:00 p.m., Saturday from 6:00 a.m. to 12:00 p.m.; September 1 through April 30 - Monday through Friday from 4:00 a.m. to 10:00 p.m., Saturday from 6:00 a.m. to 2:00 p.m.

If any of the above days shall fall on the following holidays, Operator shall not be required to provide the services: Memorial Day, July 4 and Labor Day. If any of the foregoing holidays fall on a Sunday, the following Monday shall be observed as a holiday. Should any holiday fall on a Saturday, the previous Friday shall be observed as a holiday. Operator agrees to open the Lease Facility for additional hours, so long as the Customer provides not less than 48 hours’ notice thereof and reimburses the Operator at the rate of $100 per hour all inclusive for each additional hour that the Lease Facility is open.

(e) Customer will reimburse Operator at cost for any special requested Pier services, including, but not limited to, security to allow vessel crew access to the shore, tug services or the delivery across the Pier of any ship supplies and additional layover time at the Pier for weather bound barges or restricted port movements for ships. All special services requests are to be in writing and such charges shall be advised to the Customer prior to performance;

(f) Customer agrees to file and pay the Rhode Island Oil Spill Fee, currently $0.05 per barrel, for any Products received or shipments at the Pier;

(g) Customer will pay the cost of requested laboratory services for any blending services performed by the Operator involving tank-to-tank movements within the Lease Facility. All blending service requests are to be in writing;

(h) All sales of the Products and all billing during the term hereof for the account of Customer shall be in the name of Customer.

(i) Operator shall arrange for daily transfer by electronic data file(s) to Customer and to Customer’s designated customer of all receipts, deliveries and inventory of the Products for Customer and Customer’s customers. Operator agrees to accept deliveries of the Products on Customer’s behalf as directed by Customer from the Pier or by truck as long as duly noticed in advance by Customer.

2. Term of the Agreement.

(a) Initial Term. This Agreement shall be effective on the date hereof and shall continue until April 30, 2019 (the “Initial Term”, as may be extended pursuant to Section 2(b), the “Term”) unless sooner terminated or extended pursuant to the terms hereof. Notwithstanding the foregoing, (i) commencing on April 1, 2016 and for a period of thirty (30) days thereafter, and on each April 1 in any subsequent year during the Initial Term hereof or any extension term, as hereinafter defined, either Party shall have the right to terminate this Lease effective as of midnight on the April 30 of the year next following the year in which such notice of termination is given and (ii) Customer shall have the right to terminate this Agreement upon one hundred eighty (180) days notice in the event that the Rhode Island Department of Environmental Management shall amend Rhode Island Air Pollution Control Regulation No. 8 (or a law or regulation having a similar effect is enacted or adopted by any governmental authority of the State of Rhode Island) to prohibit the storage of middle distillate combustible products at the Terminal containing a sulfur content in excess of the maximum sulfur content permitted to be sold or used in Rhode Island, provided, however, that if such regulatory prohibition is adopted or enacted and thereafter during such one hundred eighty day (180) period the enforcement of such regulation is enjoined by a court of competent jurisdiction or is repealed by the agency adopting the same, then the termination date shall be suspended for so long as the injunction remains in full force and effect or for so long as the prohibition is no longer effective. Each twelve (12) month period commencing on May 1 and ending on April 30 during the term of this Agreement is hereinafter sometimes referred to as a “Contract Year”.

(b) Extension Term. Customer shall have the right and option to extend the term of the Lease for two (2) additional terms of five (5) years each (each, an “Extension Term”) on and subject to terms and conditions herein contained by giving notice to operator at least twelve (12) months prior to the expiration of the Initial Term or the first Extension Term, as applicable.

3. Charges and Billing. For and during the Term, Customer shall pay Operator for the storage the following fees:

(a) For storage services for each month, $258,845 (the “Monthly Storage Fee”) for the use of all of the Tanks designated on Exhibit A for the time period May 1st through August 31st each year and $308,078 for the time period September 1st through April 30th each year which Lease Capacity shall be reduced in the event Operator either itself or for the account of an unrelated party other than Customer stores and distributes gasoline products as permitted by Section 3A hereof. Commencing on May 1, 2015 and on each May 1 thereafter, the Monthly Storage Fee shall be increased (but never decreased) by the percentage increase in the Consumer

Price Index for All Urban Consumers -All Cities Average, all items (CPI-U) (1982-84=100) as published by the United States Department of Labor Bureau of Labor Statistics for the immediately preceding twelve (12) month period ending on April 30. In the event that as of May 1 of any year the percentage increase cannot be determined, then when it can be determined, a calculation shall be made by Operator (and Customer shall be notified) and the adjustment shall be retroactive to May 1. In the event the Bureau of Labor Statistics shall no longer publish the Consumer Price Index, in making the calculation required by this subsection Operator and Customer shall mutually agree upon that published index which most closely replicates the Consumer Price Index;

(b) An excess service charge (“Excess Service Charge”) of $0.15 per barrel (adjusted at the beginning of each Contract Year by the percentage increase in the Monthly Storage Fee in accordance with Subsection (a) hereof) of volume transferred at the Truck Rack, the Pier or any rail loading facility connected to the Lease Facility to any person who is not an Affiliate (as hereinafter defined) of the Operator (other than the Providence and Worcester Railroad Company) in excess of 3,500,000 barrels (“Threshold Volume”) in any Contract Year. The Excess Service Charge shall first be payable for the month in any Contract Year when the barrels transferred for such Contract Year exceed the Threshold Volume and thereafter shall be payable monthly for the balance of the Contract Year for barrels transferred during such month. The Excess Service Charge shall be billed by Operator and shall payable within ten (10) days following receipt of the bill by Customer. For purposes of this Subsection the term “Affiliate” means any person controlled by, controlling or under common control with the Operator. For purposes of this Agreement, Affiliate means with respect to any Party any other entity controlling, controlled by or under common control with such Party, whether directly or indirectly through one or intermediaries. As used in the preceding definition, “control” and its derivitives mean legal, beneficial or equitable ownership directly or indirectly of more than fifty (50) percent of the outstanding voting capital stock (or other voting ownership interest if not a corporation) of an entity, or management or operational control over such entty.

3A. Conversion to Gasoline Products. Operator shall have the right to convert Tank 25 as well as Tank 32 for the storage of gasoline products (including ethanol and other gasoline additives). Any such conversion shall not unreasonably interfere with Customer’s operations at the Lease Facility. Upon commencement of the conversion process Operator will offer Customer the opportunity to utilize the converted tank or tanks for the storage and distribution of gasoline products. Customer shall have thirty (30) days to accept such offer. If Customer fails to accept such offer within the thirty (30) day period in writing, Customer will be deemed to have rejected the offer and, thereupon, the converted tanks shall be deemed withdrawn from this Agreement and Operator will thereafter be free to lease the converted storage capacity to a third party or utilize such converted tanks as well as up to three lanes of the Truck Rack which will have separate loading arms dedicated for the distribution of gasoline products and separate loading arms dedicated for the distribution of Products; provided that there shall be no reduction in the number of loading arms available to dispense Customer’s Products. Operator shall use a separate dedicated dock line for gasoline transported to the Terminal. Upon the withdrawal of the converted tanks from this Agreement, the then current Monthly Storage Fee shall be reduced proportionately for each barrel of shell barrel capacity withdrawn from this Agreement. If Customer shall elect to utilize such converted tanks for storage and distribution of gasoline products, then there shall be no adjustment in the Monthly Storage Fee. If Operator shall utilize the converted tanks or contract with a third party for the storage and distribution of gasoline products, such storage and distribution shall be carried on in a manner which shall not materially interfere with Customer’s operations as contemplated by this Agreement.

4. Payment Terms. The Monthly Storage Fee shall be payable in advance on the first business day of each month. The other fees and charges will be billed by the Operator within 10 days of the close of each month. Payment of any undisputed amounts shall be made within 10 days of billing by Operator.

5. Measurement. The quantities of Customer’s Products reported to Customer received by Operator through any receipts or deliveries shall be determined by gauging the respective storage tanks before and after each loading; and the quantities in storage at any time shall be determined by the gauges of such tanks. All quantity determinations shall be corrected to 60°F based on U.S. gallons of two hundred thirty-one (231) cubic inches and forty-two (42) gallons to the barrel, or metric equivalence, in accordance with the latest supplement or amendment to ASTM-1P Petroleum Measurement Table (ASTM Designation D1250), Table No. 6(b)). All ship receipts shall be gauged by a third party at the Customer’s expense and confirmed with the Operator prior to final report. Operator shall perform daily gauging of active tanks and weekly gauging of all tanks with an end of month closeout gauging at Operator’s expense. Additionally, the Customer may elect to have a third party gauger perform end of the month gauging for quality control at the Customer’s sole expense. Quantities loaded into trucks for each loading shall be determined by proved meter readings. Nothing herein shall be deemed to limit gauging or analysis as Customer may reasonably require at Customer’s sole cost and expense. Proving of the Truck Rack meters shall be performed annually (or more frequently as otherwise deemed necessary by the Parties) by a third party certified proving contractor at Operator’s expense. Customer will be notified before each annual proving and provided an opportunity to witness the proving.

6. Title, Relationship and Custody. Title to the Product stored at the Lease Facility shall at all times remain with Customer. Operator shall be deemed to have custody of the Product from the time it passes the flange on the Customer’s carrier to Operator’s receiving facilities at the Pier or at the Terminal and until it passes from Operator’s delivery facilities at the Pier or at the Terminal to the receiving flange on the carrier of the Customer or Customer’s customer. Customer shall bear all risk of loss with respect to Product except to the extent such loss is caused by Operator’s negligence, or Operator’s breach of this Agreement. Except as provided in Section 7 hereof, Operator shall have no title, lien or other interest of any kind whatsoever in and to the Product and shall indemnify, protect and hold Customer harmless from all liens or claims arising out of transactions or litigation between the Operator and third parties unless it would otherwise be the Customer’s responsibility.

7. Warehouseman’s Lien. Operator shall have a warehouseman’s lien in accordance with R.I.G.L. § 6A-7-209 upon such amount of Product in the Lease Facility whose market value equals any amounts owed to Operator hereunder which have not been or are not paid when due under this Agreement (regardless of whether the amounts are owed for Product then in the Lease Facility). Notwithstanding the foregoing, Operator acknowledges that such warehouseman’s lien shall be subordinate to the liens of any of Customer’s lenders (each, a “Lender”), and Operator agrees to promptly upon request enter into any subordination agreement any such Lender may require in order to confirm such subordination. Customer shall provide ten (10) days’ written notice to Operator if it intends to transfer title of Product at the Lease Facility to a third party (excepting transfers in the ordinary course of business and those amounting to no more than 5% of Product then stored at the Lease Facility) and promptly shall notify Operator in writing upon learning that a third party (other than a Lender) claims an interest in Product at the Lease Facility. Such notice shall set forth the name and business address of such third party, and the amount claimed.

8. Independent Contractor. It is the express agreement between Operator and Customer that Operator is not under Customer’s direction and control as to persons engaged by Operator to assist in the performance of its duties hereunder or as to the means or methods employed by Operator in accomplishing such performance. Employees, agents or other representatives engaged by Operator in connection with the performance of this Agreement will be of Operator’s own selection, for Operator’s own account and at Operator’s own expense, and the terms and hours of their employment and their wages and salaries shall be under Operator’s exclusive control and direction at all times. It is further understood and agreed by the Parties that Operator is, and for all purposes shall be, considered an independent contractor and fully and exclusively liable (a) for the payment of any and all taxes now or imposed by any governmental authority which are measured by wages, salaries, commissions or otherwise paid to persons in its employ and all taxes on Operator’s income; and (b) any accident to persons or property that may occur at Operator’s premises for any cause whatsoever arising out of negligence of any person, other than Customer and its employees, agents and Contractors and other than with respect to the Product.

9. Facilities and Losses. Operator shall maintain the portion of the Lease Facility associated with the storage services and related services provided to Customer hereunder in proper operating condition in accordance with applicable laws and industry standards including API 653 Standards for tank inspection and maintenance. Operator shall provide a safe berth where vessels may approach, be safely thereat and depart, always safely afloat. Customer acknowledges that the berth is dredged to approximately -40 Feet MLLW and that there are restrictions imposed by the United States Coast Guard and the Northeast Pilots Association on when vessels can access and depart the Pier. Operator shall coordinate scheduled inspections or maintenance with Customer to reasonably minimize negative impacts on Customer’s operations. Customer shall be responsible for removing water bottoms in tanks where such water bottoms have a thickness of 3 inches or more; provided, however, Customer shall be permitted to inspect all tanks prior to inception of the lease term to identify any existing water in said tanks and Customer shall not be responsible for removing any such amounts discovered. Inspection, cleaning and maintenance costs shall be the responsibility of the Operator. Operator shall not be responsible for verifying the quantity or specification of the Products intended for storage. Testing of any inbound loads of the Products shall be done as mutually agreed to by the Parties with the cost of such testing to be for Customer’s account. Customer represents and warrants that all of the Products intended for storage will meet the specifications for standard middle distillate combustible products (“Product Specifications”). Except as a result of Operator’s negligence, willful misconduct or failure to comply with this Agreement, Operator shall not be responsible for any loss of the Products whatsoever and full risk of loss, possession and control shall remain with Customer at all times except that Operator shall be responsible for annual product losses in excess of  1⁄4 of 1% of the total Product movement within the Lease Facility, other than losses of Product related to the tank bottoms, product stratification, or losses arising out of Customer’s negligence, including the negligence of Customer’s customers or Contractors. On or before May 1, 2104, Customer shall enter into, and Operator shall cause its affiliate, Capital Terminal Company, which is responsible for day to day operations at the Lease Facility, to enter into, a Terminal Access Agreement in the form of Appendix B attached hereto.

10. Taxes. Customer shall pay or caused to be paid all taxes, licenses, fees, charges and sums due of any nature whatsoever imposed by any federal, state or local government on the Products owned by it or storage, transfer or movement thereof as covered by this Agreement. If Operator is required to pay such items, Customer shall reimburse Operator within ten (10) days of being invoiced therefor. Operator shall pay its own income taxes and all franchise and property taxes and similar assessments assessed against the Lease Facility including all real and personal property associated therewith provided, however, to the extent of any taxes on Customer’s Product, Operator shall not be liable therefor. Customer agrees to pay any increase in real estate taxes assessed against the Facility over the amount of taxes assessed as of December 31, 2013. Upon receipt of its annual real estate tax bill for taxes assessed as of December 31, 2014 and each December 31 thereafter during the term of this Agreement, Operator will provide a copy thereof to Customer and within thirty (30) days Customer shall pay to Operator the amount of real estate taxes billed to Operator in excess of the taxes assessed as of December 31, 2013. Operator shall provide to customer a copy of its real estate bill for real estate taxes assessed as of December 31, 2013 within thirty (30) days of the receipt thereof by Operator. If Operator secures a reduction in its real estate tax assessment and as a result its real estate tax is reduced, then Operator shall pay to Customer the amount of such reduction but not in excess of the amount previously paid by Customer.

11. Insurance.

(a) Operator shall not insure Customer’s Product. If Customer desires to insure the Product while stored at the Lease Facility, Customer will bear the cost of such insurance.

(b) Operator shall secure and maintain in full force and effect during the Term of this Agreement commercial general liability insurance with companies rated not less than A by AM Best or otherwise reasonably satisfactory to the other Party to limits of $5,000,000 per occurrence and in the aggregate annually. Operator shall also carry Workers’ Compensation insurance in amounts required by law.

(c) Operator shall also provide, secure and maintain in force for the duration of this Agreement (i) wharfingers liability with insurance companies not rated less than A by AM Best to the limits of $10,000,000 per occurrence and in the aggregate annually; and (ii) tank pollution liability insurance to the limits of $10,000,000 each occurrence and in the aggregate from companies rated not less than A by AM Best.

(d) Operator shall also provide, secure and maintain during the course of this Agreement all risk property insurance on the Lease Facility which shall include earthquake and flood with the exception that the Pier will not be covered by flood insurance. Settlement or valuation basis for such insurance shall be not less than replacement cost value as the term is commonly understood for insurance purposes.

(e) Customer will provide similar types of insurance as are required to be provided by Operator pursuant to the foregoing clauses (b) and (c).

(f) Each Party will provide the other Party with certificates showing evidence of required insurance coverage as of the Effective Date of this Agreement. The requirement limits are minimums and will not be construed to limit the Party’s liability. Each Party will bear the cost of its respective insurance policies required above.

12. Representations.

(a) Each of Operator and Customer represents and undertakes to the other that as of the date hereof:

(i) It has the authority and capacity to enter into this Agreement.

(ii) The Agreement and the obligations created hereunder are binding upon it and enforceable against it and will not violate the terms of any other agreement, or any judgment or court order, to which it is bound.

(iii) There is no proceeding pending or threatened, or any other circumstance which to its knowledge, challenges or may have a material adverse impact on the Agreement.

(b) The Operator represents and undertakes to the Customer that:

(i) It will provide the services described in this Agreement in a professional manner, with such degree of skill, diligence, prudence and foresight which one is entitled to expect from a skilled and experienced professional operator engaged in petroleum storage services activities.

(ii) It will assign to the performance of the services described in this Agreement only personnel who have the experience, skills and qualifications required for the proper performance of such services, in an appropriate number.

(iii) It will maintain the Terminal and Lease Facility and supply the services described in this Agreement in accordance with the best industry standards and practices.

(iv) It will obtain and maintain in force all licenses, permissions, authorizations, consents and permits needed to supply the services described in this Agreement.

(v) It will comply with all applicable laws, enactments, orders, regulations, procedures and other instruments relating to the supply of the services described in this Agreement.

13. Indemnification.

(a) Operator agrees to fully indemnify, defend and hold harmless Customer, its officers, directors, members, Affiliates, personnel, Contractors, agents and their respective successors and assigns (the “Customer Indemnified Parties”) from and against all liabilities, losses, claims, settlement payments, diminutions in value, value of lost Product, damages, taxes, costs and expenses, interest, awards, judgments, fines, fees and penalties or other charges (including court filing fees, court costs, arbitration fees and costs, witness fees and all other reasonable fees, costs and expenses of investigating and defending or asserting a claim for indemnification, including reasonable attorneys’ fees and other reasonable professionals’ fees and disbursements) (collectively, “Losses”) arising from any negligence or willful misconduct or failure to comply with this Agreement of Operator, its Affiliates, personnel or Contractors, and any accident, injury or damage whatsoever caused to any person, or to the property of any person caused during the Term where such accident, damage or injury results from the negligence or willful misconduct or failure to comply with this Agreement on the part of the Operator, its personnel or Contractors (including without limitation its affiliate, Capital Terminal Company).

(b) Customer agrees to fully indemnify, defend and hold harmless Operator, its officers, directors, members, Affiliates, personnel, Contractors, agents and their respective successors and assigns (“Operator Indemnfied Parties”) from and against all Losses arising from any negligence or willful misconduct or failure to comply with this Agreement of Customer, its Affiliates, personnel or Contractors, and any accident, injury or damage whatsoever caused to any person or to the property of any person caused during the Term where such accident, damage, or injury results from the negligence or willful misconduct or failure to comply with this Agreement on the part of Customer, its personnel or Contractors.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

For the purpose of this Agreement, “Contractor” shall mean any third party to which Customer or Operator subcontracts or otherwise delegates its rights and obligations under the Agreement.

14. Force Majeure. If either Party is rendered unable by force majeure to carry out in whole or in part its obligations under this Agreement, then during the pendency of such force majeure, but for no longer period, the obligations of the Party affected by the event (other than the obligation to make payments then due or becoming due) shall be suspended to the extent required. The Party affected by an event of force majeure shall provide the other Party with written notice setting forth full details thereof as soon as reasonably practical but in no event more than two (2) business days after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the events of such force majeure. “Force majeure” means an event not anticipated as of the effective date of this Agreement which is not in the reasonable control of the Party (or in the case of a third party obligation or facilities, the “Third Party”) in the suspension (the “Claiming Party”) and by which the exercise of due diligence the Claiming Party or Third Party is unable to overcome or avoid or cause to be avoided. Force majeure includes, but is not restricted to, acts of God, fire, civil disturbance, labor dispute, labor or material shortage, action or restraint by court order or public governmental authority (so long as the Claiming Party has not applied for or assisted in the application, and has opposed where and to the extent reasonable such governmental action) provided, however, that an event of force majeure shall not be deemed to occur under any and all of the following circumstances:

(a) To the extent that the inability was caused by the negligence or willful misconduct of the Party claiming force majeure.

(b) To the extent that the inability was caused by the Party claiming the force majeure having failed to remedy conditions, acting commercially reasonably and with reasonable dispatch.

(c) To the extent the event constituting force majeure was intentionally initiated or intentionally acquiesced by the Party claiming relief for purposes of allowing the Party to claim force majeure.

(d) If the inability was caused by a Party’s lack of funds.

15. Default and Termination. An “Event of Default” shall mean with respect to a Party the occurrence of any of the following:

(a) Failure to make when due any payment required pursuant to this Agreement, if such failure is not remedied within ten (10) business days after written notice of such failure is given by the other Party;

(b) Unless the failure is excused by force majeure, the failure of the Party to observe any other material provision or covenant set forth in this Agreement where such failure continues for ten (10) business days after receipt of written notice thereof from the other Party except Non-Defaulting Party shall agree to extend the cure period for a reasonable period of time if the alleged default is not reasonably capable of cure within the ten (10) business day period and the Defaulting Party proceeds diligently to cure the default;

(c) The making by either Party of an assignment for the benefit of creditors;

(d) The filing by or against any Party of a petition under the Federal Bankruptcy Act or any similar state law or appointment of receiver, trustee, or similar official for the business of a Party; and

(e) The making of material, incorrect or misleading representation under this Agreement.

If an Event of Default occurs with respect to a Party (the “Defaulting Party”), the other Party (the “Non-Defaulting Party”) without limiting any other rights that may be available to the Non-Defaulting Party (whether under this Agreement, as a matter of law, or otherwise) shall have the right to exercise in its sole discretion the right, and at any time or times, to terminate this Agreement and calculate the loss, if any, incurred by such Party as a result of termination of this Agreement and to aggregate any or all other amounts owing under this Agreement to a single liquidated settlement payment that will be due and payable within one (1) business day after the liquidation is completed. “Loss” shall be the loss to the Non-Defaulting Party as a result of the termination of this Agreement (other than consequential damages) including, without limitation, the cost of entering into replacement transaction or agreement, in maintaining, terminating or reestablishing any hedge or related trading positions (and discounted to present value or bearing interest as appropriate) in each case determined by the Non-Defaulting Party in a commercially reasonable manner. In addition, after an Event of Default, the Non- Defaulting Party at its election: (i) shall have the general right of setoff with respect to all amounts owing between the Parties or their affiliates (whether under this Agreement or otherwise and whether or not due) provided that any amounts not then due shall be discounted to the present value; and (ii) may withhold or suspend obligations (whether such obligations is that of payment, delivery or otherwise) under this Agreement or any agreement entered into with affiliates of the Defaulting Party until such Non-Defaulting Party receives confirmation satisfactory in its reasonable discretion that all obligations of any kind (including, but not limited to, payment of any amounts due and payable) of the Defaulting Party or any of its affiliates under this Agreement or otherwise to the Non- Defaulting Party have been fully performed. After an Event of Default, the Defaulting Party shall also be responsible for any cost and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Non-Defaulting Party in connection with such Event of Default. Notwithstanding the foregoing, the Non-Defaulting Party shall use commercially reasonable efforts to mitigate its damages in case of an Event of Default.

16. Notices. Any notice or invoice or other communication required or desired to be given to either Party hereunder shall be in writing and, if sent, by United States Certified Mail Postage Prepaid or sent by facsimile transmission, or recognized overnight delivery carrier addressed as follows except that either Party may by written notice given as aforesaid change its address for subsequent notices hereunder:

Operator:	Dunellen, LLC
100 Dexter Road
East Providence, RI 02914
Attention: Todd D. Turcotte, PE
Vice President
Telephone: 401-435-3734
Fax: 401-435-3715

Customer:	Sprague Operating Resources LLC 185 International Drive Portsmouth, NH 03801 Attention: Law Department Telephone: 603-431-1000 Fax: 603-430-5324

17. Environmental. Operator agrees to indemnify and hold harmless and defend the Customer Indemnified Parties from any and all Losses arising as a result of any environmental condition on or about the Lease Facility (whether such condition originated prior to or subsequent to the Effective Date), including, without limitation, any Product spill, leak or discharge or other environmental pollution caused by or in connection with the use of the Terminal, the Pier or the Pipeline. In the event of any such spill, leak or discharge, the Operator may commence containment or clean-up operations as reasonably deemed appropriate or necessary by Operator or required by governmental authorities and shall notify or arrange to notify Customer as soon as reasonably practicable of any spill, leak or discharge and of any such operations. Such events and operations shall not affect the obligations of Customer under Section 3 except if they extend beyond 30 days.

18. Removal of Product. Customer shall remove prior to termination of this Agreement all Products and all water and all tank bottoms sediment and dispose of the same in accordance with all state and federal regulations with the goal of returning the storage to the same status of cleanliness as existed at the beginning of this Lease, allowing unrestricted entry for inspection by Operator. Tanks shall be cleaned in accordance with industry standards for entry as defined by OSHA for entry and clean work in above ground storage tanks, and shall not require a gas-free certification unless initial inspection identifies possible damage to equipment and requires further investigation and/or repairs in which case Operator may require a gas-free certification. All pipelines and additive tanks shall be purged of product to the same state of cleanliness. Operator may elect, at its sole discretion, to purchase Product in pipelines and tank bottoms, based on current market rates and negotiated with Customer.

19. Survival of Obligations. All obligations of Operator and Customer under Sections 13, 16, 17 and 18 of this Agreement shall survive termination of this Agreement.

20. Access and Audits. Operator will provide Customer, Customer’s auditors or internal controller access to inspect the facilities related to the performance of this Agreement at its own costs before commencing operations pursuant to this Agreement and at any time during the Term, provided reasonable notice is given. Customer will be only permitted to conduct any audit during normal business hours and in a manner so as to not materially interfere with Operator’s performance of services. While conducting the audit, the Customer will assure that the auditors comply with Operator’s safety, security and confidentiality requirements.

21. Arbitration. The Parties agree that all disputes and claims arising out of or relating to this Agreement shall be settled by arbitration conducted in the English language in Providence, Rhode Island in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”).

The arbitration panel shall be composed of three (3) arbitrators, two (2) of whom shall be nominated by the respective parties, and the remaining arbitrator, who shall be the chairman, to be appointed by the AAA in accordance with its commercial arbitration rules. All three arbitrators shall be lawyers. Notice of appointment and the name and address of the arbitrators, except any arbitrator appointed by the AAA, shall be filed with the AAA. None of the arbitrators shall have been previously employed by either party or have any direct pecuniary interest in either party or the subject matter of the arbitration, unless such conflict is expressly acknowledged and waived in writing by both parties.

Any arbitration award by the majority of the panel of three arbitrators may include costs, including reasonable attorney fees, and shall be final and binding upon the parties. Judgment upon any arbitration award rendered may be entered in any court of any country having jurisdiction. The arbitrators shall have no authority to award consequential, treble, exemplary or punitive damages of any type or kind regardless of whether such damages may be available under any law or right, with the parties hereby affirmatively waiving their rights, if any, to recover or claim such damages. Each party shall bear the compensation, costs and expenses of its own arbitrator and the parties shall split equally the compensation, costs and expenses of the third arbitrator. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this Section 21 shall be governed by the Federal Arbitration Act. The parties agree that all information exchanged in connection with any proceeding as described herein shall be deemed confidential.

With respect to all other matters relating to any arbitration hereunder (and with respect to any claim or controversy arising or relating to this Agreement or the breach thereof) in the event this Section 21 is alleged to be invalid or unenforceable for any reason) the parties expressly submit to the exclusive jurisdiction of the United State District Court for the District of Rhode Island, or , if such court declines to exercise or does have jurisdiction, the Superior Court for Providence County of the State of Rhode Island and to the personal jurisdiction by any such court and to the service of process by registered mail. Moreover, the parties hereto expressly agree that the application of the United Nations Convention on Contracts for the International Sale of Goods 1980 is hereby excluded pursuant to article 6 of the Convention.

22. Non-Waiver. The failure of either Party to insist upon the strict performance of any of the provisions of this Agreement or to exercise any right of election hereunder in any one or more instances shall not be construed as a waiver or relinquishment on its part of any such provisions or right of election, but the same shall be and remain in full force and effect.

23. Assignment. Any attempted assignment by Customer shall be ineffective without Operator’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Customer may make an assignment of all or any part of its interest in this Agreement as security for obligations to its Lenders. Operator shall have the right to assign this Agreement, or sell or transfer the Lease Facility or any part thereof and may hypothecate any of its interest in this Agreement or the Lease Facility without first obtaining the written consent of Customer, provided such assignee is an affiliate of Customer or is of similar creditworthiness and experience in operating petroleum terminals as Operator, such creditworthiness being determined by Customer in its reasonable judgment. Operator agrees to provide notice to Customer of Operator’s intent to assign this Agreement at least 10 days prior to any such assignment and to provide information concerning the creditworthiness of the assignee as Customer may reasonably request. Customer agrees to enter into a confidentiality agreement with assignee of a customary type with respect to the information provided. In the case of an assignment in connection with the sale of the Terminal, Operator shall be relieved of any further liability hereunder effective on the date of such assignment. Notwithstanding the foregoing, no assignment shall relieve Operator of any obligations for breach of this Agreement occurring prior to the effective date of any assignment.

24. Miscellaneous.

(a) This Agreement constitutes the entire agreement between the Parties hereto concerning the subject matter and there are no oral promises, agreements or warranties affecting it.

(b) The titles of various sections contained herein are inserted for convenience only and are not part of this Agreement.

(c) The right of either Party to require strict performance by the other Party to this Agreement shall not in any way be affected by previous waiver, forbearance or course of dealing.

(d) Each Party shall comply strictly with all applicable statutes, ordinances, rules, regulations, permits and ordinances imposed by any governmental authority in any activity of either Party hereunder and this Agreement is made subject to all applicable statutes, ordinances, rules, regulations, orders and permits.

(e) This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

(f) Whenever in this Agreement a Party is made responsible for loss or damage resulting from that Party’s negligence if the other Party’s negligence contributed to such loss or damage, then as between the Parties the financial responsibility for such loss or damage shall be allocated based on their comparative negligence.

(g) This Agreement shall be governed and interpreted in accordance with the laws of the State of Rhode Island without regard to its choice of law principles.

DUNELLEN, LLC

By:	/s/ Todd D. Turcotte
Todd D. Turcotte, Vice President

SPRAGUE OPERATING RESOURCES LLC

By:	/s/ T. Flaherty

SCHEDULE A

EXISTING TANK DATA						PER CTC TANK CHARTS (SHELL CAPACITY)
		Last
	Year	Inspection				Maximum Fill	Maximum Fill	Maximum Fill
Tank	Installed	Date	Diam	Height	Product	Height (ft)	Volume (gal)	Volume (Bbls)
T25	2000	2010	60	48	ULSD	47’8	1,007,245	23,982
T32	2000	2010	70	48	#2	46’8	1,339,151	31,885
T67	1966	2013	100	48	ULSD	48’0”	2,814,049	67,001
T97	1966	2008	120	48	ULSD/#2/K	48’0”	4,049,835	96,425
T175	2006	2013	150	56	#2	55’10”	7,354,472	175,106
T151	2005	2011	140	56	#2	55’10”	6,411,675	152,659
T152	1987	2011	140	56	#2	55’6”	6,375,588	151,800
T153	2004	2010	140	56	#2	56’0”	6,409,847	152,615
T154	2000	2009	140	56	#2	55’8”	6,429,433	153,082
Total Facility Capacity							42,191,295	1,004,555

APPENDIX B

TERMINAL ACCESS AGREEMENT

This Terminal Access Agreement made and entered into as of this     day of         , 2014 by and between Sprague Operating Resources LLC, a Delaware limited liability company with an address at 185 International Drive, Portsmouth, New Hampshire 03801 (“Sprague”) and Capital Terminal Company, a Rhode Island corporation with an address at 100 Dexter Road, East Providence, Rhode Island 02914 (“CTC”).

RECITALS

CTC operates a petroleum storage terminal at 100 Dexter Road, East Providence, Rhode Island (the “Terminal”) under a contract with its affiliate, Dunellen LLC, a Delaware limited liability company (“Dunellen”). Dunellen and Sprague entered into a Petroleum Storage Services Agreement, dated             ,2014 (the “ Services Agreement”) pursuant to which Sprague agreed and Dunellen agreed to cause CTC to enter into this Agreement.

Sprague and CTC agree as follows:

1.	Terminal Privileges; Employee Designation.

(a)	These provisions shall apply to all access privileges granted by CTC from time to time at the request of Sprague with respect to the Terminal to any customers of Sprague from and after the date hereof. CTC may in its sole discretion change, amend or modify the access privileges during the term of this Agreement and any such change, amendment or modification will become binding upon Sprague and its customers immediately upon notification from CTC.

(b)	Sprague will designate to CTC in writing the names of its customers and their respective employees it desires to authorize to use the access privileges for the Terminal by having such customer submit a completed form of authorization countersigned by Sprague in the form attached hereto as Exhibit A or in another form acceptable to CTC. By submitting the authorization, Sprague represents to CTC that the employee is competent and properly trained in the operation of his equipment. Upon receipt and review of the information presented, CTC will grant access privileges to the properly designated customer employees in accordance with the terms of this Agreement. In addition to the other rights reserved hereunder, CTC reserves the right in its sole discretion to immediately suspend access privileges with respect to any employee of any Sprague’s customers provided that CTC believes that such employee poses a threat to safety of such employee or others.

2.

Account; Access Procedures. Each Sprague customer must use an account number, account card, driver access card or other method designated by Sprague as a condition to access the Terminal. CTC and Sprague will agree on the required method of exercising access privileges at the Terminal. Sprague will provide to Sprague’s customers access cards and any other materials compatible with CTC’s existing systems. All cards or other materials furnished by Sprague as well as any replacements thereof may only be used for the exercise of the access privileges and may not be duplicated by Sprague or any of Sprague’s customers or employees. Account cards or similar materials (the “Account Materials”) for Sprague’s customers that will load Products must be safeguarded and kept confidential by Sprague’s customers at all times. Sprague’s customers may not use the Account Materials for any party other than the party for which is loading or delivering product under this Agreement. Sprague’s customers must notify CTC of any misappropriation, theft or loss (“Misappropriation”) of any account numbers, account materials, driver access cards or related materials that were in such customer’s custody at the time of the Misappropriation. Sprague and its customers will be solely responsible for the payment to CTC of all damages resulting from such Misappropriation prior to the receipt by CTC of notification from either Sprague or its customer followed by prompt written notice of the Misappropriation. All telephone notices must be made to (401) 435-7171. Facsimile confirmation of the notice must be sent to CTC at (401) 435-7171, Attention: Todd D. Turcotte within 24 hours following such telephonic notification.

3.	Compliance with Laws and Terminal Rules. Sprague and each of its customers agree to abide by all applicable laws, orders, rules and regulations (“Laws”) promulgated by any federal, state or local government authority having jurisdiction with respect to the use of the Terminal and the loading, handling, transportation or storage of the Products. Such Laws include, but are not limited to, the United States Clean Air Act and regulations promulgated thereunder and applicable United States Department of Transportation, United States Coast Guard and United States Department of Homeland Security rules and regulations and National Maritime Security Initiatives. Each Sprague customer must comply with all posted signs and other rules and regulations as may be issued from time to time by CTC with respect to the use of the Terminal. All changes to rules and regulations of the Terminal will become effective as soon as they are posted at the Terminal. Exhibit B lists the minimum requirements that each customer of Sprague must meet in connection with access privileges under this Agreement.

4.	Safe Delivery. CTC may (but is not obligated to) refuse to deliver any Products into any transport vehicle furnished by a Sprague customer or Sprague in its sole discretion that it believes would be a violation of any Laws or dangerous or hazardous to persons or properties for the Products to be delivered into, contained in or transported by such transport vehicle. CTC will not be liable to Sprague or any Sprague customer or any other person by reason of any such refusal. CTC will not be required to investigate whether it is unsafe or hazardous for the Products to be delivered into or contained or transported in any such vehicle.

5.

Termination. The access privileges are temporary in nature and may be terminated by CTC in its sole discretion in whole or as to any one or more employees of Sprague’s customers at any time by providing notice of termination to Sprague and to such customer. Any termination will be effective upon notification to Sprague and to such customer. Upon termination, any such customer must immediately return or cause to be returned to CTC all driver access cards or other materials furnished to such customer. CTC agrees at the request of Sprague at any time and from time to time and for any reason during the term hereof to deny access to any Sprague customer.

6.	Indemnity. Sprague agrees to indemnify, hold harmless and defend CTC, its subsidiaries and affiliates and each of their respective officers, directors, agents, employees, representatives, successors and assigns (collectively, the “CTC Parties”) from and against any and all claims, demands, damages, fines, penalties, losses, causes of action, liabilities and judgments (collectively, “Claims”) of any kind (including expenses, litigation, court costs and reasonable attorneys’ fees) arising out of any negligent or wrongful act or omission of Sprague or any Sprague customer, including, without limitation, Claims for (i) damages to any property, injury to or death of any person (including, but not limited to, employees of any Sprague customer); (ii) breach of this Agreement by Sprague or any of its customers, its officers, agents, employees and contractors (collectively, the “Customer Parties”); and (iii) violation of any Laws by Sprague or any Sprague customer. The foregoing indemnity shall apply even if the Claim is based in part upon the joint or concurrent negligence or strict liability of any Customer Parties; provided, however, no such customer shall be required to indemnify CTC for any Claim determined by final judgment of a court of competent jurisdiction to have been caused by the negligence or wrongful act or omission of the CTC Parties.

7.	No Claim. Sprague acknowledges that CTC shall have no financial liability for the failure of any Sprague customer to make any payments to Sprague required to be made pursuant to any agreement between Sprague and any of its customers. CTC’s sole responsibility will be to receive and monitor the limits with respect to any Sprague Customer. Sprague acknowledges that CTC’s system will cut off a customer only after a customer has exceeded its limits and as such a customer drawing Products at a time that its limit has not been exceeded may in fact be able to receive Products in excess of its limits. CTC will only be responsible if it fails to input customer limits into its system as a result of its negligence and not otherwise, and then only to the extent set forth in the Services Agreement.

8.	Insurance Requirements. Each Sprague customer must at all times comply with all Laws with respect to Workers’ Compensation, employers’ liability and occupational insurance. Each such customer must obtain and furnish to Sprague and to CTC at the address set forth above certificates of insurance reflecting that such customer has in such force and effect such types and amounts of insurance set forth in Exhibit C attached hereto and made a part hereof with companies reasonably satisfactory to Sprague and to CTC. CTC may, in its sole discretion, change any and all coverage set forth in Exhibit C by delivering a revised form to Sprague and Sprague agrees to be bound by the terms thereof and to cause each of its customers to provide the insurance required thereby.

9.	Department of Transportation Rules. Prior to transporting any Products or detergent additives loaded at or delivered to the Terminal hereunder, any Sprague customer and its driver must:

(a)	make or cause to be made the following certification on the Product transfer documentation covering the Product or detergent additives received.

“If required by 49 CFR 172.204 this is to certify that the above-named materials are properly classified, described, packaged, marked and labeled and are in proper condition for transportation according to the applicable regulations of the Department of Transportation.”

“Carrier hereby certifies that the cargo tank used for this shipment is a proper container for the commodity loaded therein and complies with the Department of Transportation’s specifications and certifies that the cargo tank is properly packaged and marked to comply with the regulations pertaining to hazardous materials.”

(b)	have in any vehicle transporting Products with detergent additives at all times during the transportation of the Products, the most current addition of the Department of Transportation Emergency Response Guidebook pursuant to the requirements of 49 CFR 172.602, as amended.

10.	Miscellaneous. This Agreement and where applicable any transportation services to Sprague and its customers or parties constitute the entire agreement between the parties relating to the subject matter hereof and supersede and terminate as of the date hereof any prior agreement between the parties covering the loading or delivering of Products at the Terminal to Sprague’s customers. This Agreement shall be governed by the laws of the State of Rhode Island without regard to Rhode Island’s conflicts of laws, rules or principles. Any invalid provision or part thereof of this Agreement shall be deemed severed from the valid provisions which shall remain in full force and effect and shall be construed in such a manner as to effectuate the original intent of the parties as fully as possible without violating applicable laws.

11.	Assignment. The terms and conditions hereof are binding on and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

CAPITAL TERMINAL COMPANY

By:

SPRAGUE OPERATING RESOURCES LLC

By:

EXHIBIT A

TO CARRIER ACCESS AGREEMENT

ACCESS AUTHORIZATION

Carrier hereby authorizes the following identified employees to exercise the Access Privileges granted to Carrier under and in accordance with the terms and conditions of that certain Carrier Access Agreement between Sprague Operating Resources LLC and Capital Terminal Company (“Agreement”).

Names of Employee Drivers:	Driver’s License Numbers:

Carrier may from time to time add, delete or substitute employees under this Exhibit A by giving FAX notification of such change to Sprague Operating Resources LLC,c/o                      at [                    ] and Capital Terminal Company at 401-435-3715 providing all information required with respect to any new or substituted employee. Any such addition, deletion or substitution will be subject to all terms and conditions of the Agreements

Carrier
By:
Title:
Date:

APPROVED: Sprague Operating Resources LLC

By:
Title:
Date:

EXHIBIT B

TO CARRIER ACCESS AGREEMENT

SAFETY PRACTICES AND ACCESS SYTEM

1.	All of Carrier’s employees or agents entering a Terminal must be trained in all safety and security requirements of the Terminal and must strictly follow how requirements (including any requirements regarding protective or fire retardant clothing).

2.	All tank trucks must display placarding in accordance with applicable federal, state and local laws, rules and regulations.

3.	All tank trucks and related equipment must be maintained in a safe condition, free from leaks and in all respects suitable for loading.

4.	Drivers loading any Products must remain in attendance at the loading equipment at all times during the loading process. Loading valves may not be blocked open.

5.	When the loading rack space is clear, the driver is to proceed to proper loading position, come to a complete stop and shut down engines and all electrical equipment. All engines must be turned off while waiting for a loading position to become available.

6.	Drivers loading flammable products (including asphalts loaded above their flash points) must immediately ground tanks and loading spouts upon stopping at a loading position. Grounds may not be removed until other loading equipment has been removed from the truck after loading.

7.	No work or repair of any kind may be performed on the tractor or trailer while at the loading rack. If a truck stalls or cannot be started while at the loading rack, it must be towed away from the rack before any work is performed to get it started. No units may be pushed from the rack area nor may jumper cables be utilized inside Terminal gates.

8.	In the event of a spill (of any size) the truck must not be started or moved until the spill has been cleaned up, unless otherwise expressly directed by Terminal personnel. Terminal personnel and Sprague must be immediately notified of any spill.

9.	Smoking is not permitted inside the Terminal gates. No loitering is permitted inside the Terminal gates.

10.	Only authorized drivers are permitted inside the Terminal gates (i.e., no passengers).

11.	Emergency telephone numbers are posted and all drivers must be familiar with them. Emergency firefighting equipment is located in the loading rack area, and all drivers must be familiar with the locations.

12.	Before using the loading facilities, a driver must complete the training described above; and have loaded, at the facility, during daytime hours when the Terminal is manned, a sufficient number of loads to satisfy Sprague and/or the Terminal that the driver understands the procedures.

13.	Drivers finding any questionable conditions existing upon arrival at a Terminal (e.g. gate open, unlocked or damages; loading rack vandalized; loading arm in other than correct rest position; all lights out) must contact Capital Terminal Company (or its designated representative) before proceeding beyond the discovered condition.

EXHIBIT C TO

CARRIER ACCESS AGREEMENT

MINIMUM INSURANCE REQUIREMENTS

1.	Commercial Auto Liability

(i)	Limits - combined single limit of not less than $1,000,000 per occurrence.

(ii)	Coverages:

(1)	Owned vehicles

(2)	Hired vehicles

(3)	Non-owned vehicles

(4)	Mobile equipment

(5)	Environmental restoration in accordance with the MCS-90 endorsement as prescribed under sections 29 and 30 of the Motor Carrier Act of 1980

(iii)	In the event the Access Privileges provided to Carrier by Sprague Operating Resources LLC or Capital Terminal Company include the lifting of liquefied petroleum gas products, then the required limit of insurance set forth in Paragraph 1(i) is not less than a combined single limit of $5,000,000 per occurrence.

(iv)	“Sprague Operating Resources LLC and Capital Terminal Company, their respective subsidiaries and affiliates, and each of their officers, directors, and employees” (collectively, “Terminal Insureds”), must be named as additional insureds as to all comprehensive auto liability policies.

(v)	Coverage may consist of primary and excess of policies.

(vi)	Coverage is to be primary to any insurance coverage carried by the Terminal Insureds.

2.	General Liability

(i)	Limits – combined single limit of not less than $1,000,000 per occurrence.

(ii)	Coverages: Premise Liability, Sudden and Accidental Pollution, Fire Damage and Medical Expense.

(iii)	The Terminal Insureds must be named as additional insureds as to all general liability policies.

(iv)	Coverage may consist of primary and excess of policies.

(v)	Coverage is to be primary to any insurance coverage carried by the Terminal Insureds.

3.	Workers’ Compensation/Employer’s Liability

(i)	Workers’ compensation insurance must be maintained to comply with the statutory limits, including occupational disease, for the state in which operations are conducted:

(ii)	Employer’s Liability Coverages:

A.	$100,000 per accident

B.	$100k,000 disease, each employee

C.	$500,000 disease policy limit

4.	Provisions Applicable to All Policies Described Above

(i)	Carrier and its insurers agree to waive their rights of subrogation against the Terminal Insureds under all policies described herein.

(ii)	Carrier agrees that it is solely responsible for all premium payments, audits, deductibles, retro adjustments or any other payments due insurers by Carrier and that the Terminal Insureds have no liability therefore.

(iii)	All policies must require that the insurer provide Terminal Insureds with at least 30 days’ notice of any cancellation or non-renewal of coverage.

(iv)	Carrier must have its insurers provide certificates of insurance to Terminal Insureds evidencing that the coverage required herein is in full force and effect throughout the term of the Agreement.